Exhibit 99.1

FOR IMMEDIATE RELEASE

Fourth Quarter and Full Year Net Loss Narrows;

2007 Revenue Increases 22% to $ 1.1 Billion;

XM Surpasses 9 Million Subscribers in 2007;

XM-Equipped New Car Production Increases 64% in 2007

Washington D.C., February 28, 2008 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the fourth quarter and full year ended December 31, 2007. XM announced that 2007 revenue increased year over year by 22 percent to $1.1 billion. XM added 1.4 million net new subscribers ending 2007 with more than 9 million subscribers, an 18 percent increase over the prior year. In 2007, XM’s automotive partners increased production of XM-equipped vehicles by 64 percent over 2006, with 3.5 million installs and more than a million in the fourth quarter alone.

“XM substantially improved its business operations in 2007 as we grew our subscriber base and revenues and narrowed our loss, positioning us as a stronger and more focused company better positioned to meet the competitive challenges of the future,” said Nate Davis, president and chief executive officer, XM Satellite Radio. “XM has doubled its revenues in the last two years and our investment and robust performance in the new car market establishes a clear path for sustained future growth.”

“Our pending merger will benefit shareholders and offer consumers more programming choices and lower prices,” Davis continued. “We are pleased with the strong support our merger has received from a broad range of organizations, and we look forward to regulatory approval in the near future.”

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2007, XM reported total revenue of $308 million, an increase of 20 percent over the $257 million total revenue reported in fourth quarter of 2006. XM’s full year 2007 total revenue was $1.1 billion, an increase of 22 percent over the $933 million total revenue recorded in 2006.

Net loss for the fourth quarter of 2007 narrowed by $18 million over the prior year to ($239) million compared to a net loss for the fourth quarter 2006 of ($257) million. Full year net loss improved by $37 million over the prior year to ($682) million compared to a full year 2006 net loss of ($719) million.

Net loss per share for the fourth quarter was 78 cents, which included a total of 25 cents for certain merger and settlement related charges.

1500 ECKINGTON PLACE NE    WASHINGTON  DC 20002-2194    PH  202 380 4000    FAX  202 380  4500    WWW.XMRADiO.COM

Full year 2007 adjusted operating loss of $238 million included merger and settlement charges of $86 million which were excluded from our guidance range of $170 million to $180 million loss. Fourth Quarter adjusted operating loss of $117 million included $58 million of the aforementioned $86 million of merger and settlement charges.

Industry-leading Programming

2007 was another exceptional year for XM programming. XM kicked off its third season of Major League Baseball and its first season of college sports from all six major conferences: the ACC, BIG EAST, Big Ten, Big 12, Pac-10, and SEC. The company introduced new channels, including XMX, an innovative new channel featuring XM’s most popular and critically-acclaimed original music shows all in one place. In 2007, Bob Dylan launched the second season of his award-winning show, “Theme Time Radio Hour,” and XM recently marked the expansion of exclusive programming on the popular Oprah & Friends channel. In anticipation of the presidential primary season, XM debuted the nation’s first radio channel dedicated to a presidential campaign, POTUS ‘08, which was named “one of the ten most important voices to listen to” this election year by Best Life magazine.

XM’s Automotive Partners Continue to Expand Availability of XM-Equipped Vehicles – First Toyota Brands with Factory-Equipped XM Now At Dealerships

In 2007, XM’s automotive partners produced 3.5 million XM-equipped vehicles. The fourth quarter of 2007 saw XM’s automotive partners continue to announce and introduce more vehicle models with factory-equipped XM and the real-time traffic service XM NavTraffic. The all-new 2009 Toyota Corolla and Matrix are now available with factory-installed XM Radio. In addition, XM NavTraffic will be available on Corolla and Matrix this spring. General Motors expanded XM as standard equipment on all 2008 Buick, HUMMER, and Saab models. Hyundai announced that the 2008 Tiburon, Accent, and Tuscon models with standard XM will be available in the spring of 2008. Factory-equipped XM and XM NavTraffic options for the 2009 Nissan Murano are available now, and Kawasaki unveiled its first motorcycles with satellite radio in partnership with XM.

XM Podcasts Debut on XMRadio.com and Apple’s iTunes Store

In December 2007, XM introduced free podcasts of select XM programs made available on XMRadio.com and Apple’s iTunes Store. Two of XM’s podcasts ranked among iTunes Top 10 Podcasts. For the first time, consumers can download a variety of XM talk, music, comedy, and sports podcasts for portable media players and personal computers. These podcasts let consumers experience a small, but compelling, sample of XM’s programming diversity.

1500 ECKINGTON PLACE NE    WASHINGTON  DC 20002-2194    PH  202 380 4000    FAX  202 380  4500    WWW.XMRADiO.COM

XM Radios Take Top Honors in 2007 Year-End Reviews

XM’s newest radio, the XpressRC plug-and-play receiver, took top honors in 2007 year-end product reviews by WIRED, Popular Science, and Men’s Health magazines. In addition, XM received four Innovations Awards for outstanding products at the 2008 Consumer Electronics Show.

Webcast and Conference Call Information

XM will host an earnings conference call to discuss its full year and fourth quarter 2007 results today, February 28, at 10:00 AM Eastern Time. Prior to the call, you can access XM Radio’s full year and fourth quarter 2007 results on the Company’s website at http://www.xmradio.com/. To listen to the conference call via telephone, please call one of the following numbers approximately 10 minutes prior to the planned start of the call:

Call-in number: (877) 265-5808

Local call-in number: (706) 679-7931

Conference ID#: 35479749

The conference call can also be accessed through a live webcast on the Company’s website at http://www.xmradio.com/ (click on “Investor Info” link at the bottom of the page). The webcast of the call will also be archived on the Company’s Web site. A replay of the conference call will be available after 11:30 a.m. ET on February 28 until May 28 via the following numbers:

Playback Numbers: (800) 642-1687

Local playback number: (706) 645-9291

Conference ID#: 35479749

About XM

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 9 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, Nashville, Toronto and Montreal, XM’s 2008 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2008. XM’s industry-leading products are available at consumer electronics retailers nationwide. XM programming is also available through XM Radio Online, the exclusive home on the Internet for XM’s commercial-free music channels; as downloads of original XM shows via podcasts from XM’s Web site or the Apple’s iTunes Store; and as streams of commercial-free XM music channels to AT&T and Alltel wireless customers through XM Radio Mobile. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

1500 ECKINGTON PLACE NE    WASHINGTON  DC 20002-2194    PH  202 380 4000    FAX  202 380  4500    WWW.XMRADiO.COM

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, our significant expenditures and losses, our dependence on technology and third party vendors, our potential need for additional financing, the health of our satellites, the impact of our proposed merger with Sirius, our substantial indebtedness as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-1-07. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

Investor Contact:	Joe Wilkinson, 202-380-4008, joe.wilkinson@xmradio.com
Richard Sloane, 202 380 1439, richard.sloane@xmradio.com
Media Contact:	Nathaniel Brown, 212-708-6170, nathaniel.brown@xmradio.com
Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

1500 ECKINGTON PLACE NE    WASHINGTON  DC 20002-2194    PH  202 380 4000    FAX  202 380  4500    WWW.XMRADiO.COM

XM SATELLITE RADIO HOLDINGS INC.

AUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share and per share data)	2007	2006	2007	2006
	(unaudited)	(unaudited)
Revenue:
Subscription	$266,445	$220,542	$1,005,479	$825,626
Activation	5,006	4,459	19,354	16,192
Merchandise	13,068	10,076	28,333	21,720
Net ad sales	10,801	11,045	39,148	35,330
Other	12,379	11,000	44,228	34,549

Total revenue	307,699	257,122	1,136,542	933,417

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	106,779	43,405	256,344	149,010
Customer care & billing operations (1)	36,703	28,850	126,776	104,871
Cost of merchandise	21,448	20,525	62,003	48,949
Ad sales (1)	4,848	4,768	20,592	15,961
Satellite & terrestrial (1)	13,271	12,729	54,434	49,019
Broadcast & operations:
Broadcast (1)	7,033	5,869	26,602	23,049
Operations (1)	9,351	9,164	38,465	34,683

Total broadcast & operations	16,384	15,033	65,067	57,732
Programming & content (1)	51,297	46,427	183,900	165,196

Total cost of revenue	250,730	171,737	769,116	590,738
Research & development (excludes depreciation & amortization, shown below) (1)	9,265	9,080	33,077	37,428
General & administrative (excludes depreciation & amortization, shown below) (1)	33,755	30,327	150,109	88,626
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	12,702	9,064	44,580	31,842
Subsidies & distribution (1)	90,028	68,822	259,143	224,862
Advertising & marketing (1)	59,639	57,431	178,743	164,379

Marketing	162,369	135,317	482,466	421,083
Amortization of GM liability	6,504	6,504	26,015	29,760

Total marketing	168,873	141,821	508,481	450,843
Depreciation & amortization	47,407	44,043	187,196	168,880

Total operating expenses (1)	510,030	397,008	1,647,979	1,336,515

Operating loss	(202,331)	(139,886)	(511,437)	(403,098)
Other income (expense):
Interest income	2,807	3,499	14,084	21,664
Interest expense	(28,816)	(34,958)	(116,605)	(121,304)
Loss from de-leveraging transactions	(728)	(21,443)	(3,693)	(122,189)
Loss from impairment of investments	(3,360)	(57,646)	(39,665)	(76,572)
Equity in net loss of affiliate	(3,768)	(5,286)	(16,491)	(23,229)
Minority interest	(3,267)	—	(11,532)	—
Other income (expense)	776	233	2,019	5,842

Net loss before income taxes	(238,687)	(255,487)	(683,320)	(718,886)
(Provision for) benefit from deferred income taxes	(131)	(1,237)	939	14

Net loss	(238,818)	(256,724)	(682,381)	(718,872)

8.25% Series B and C preferred stock dividend requirement	—	(530)	—	(6,127)
8.25% Series B preferred stock retirement loss	—	—	—	(755)
8.25% Series C preferred stock retirement loss	—	(5,938)	—	(5,938)

Net loss attributable to common stockholders	$(238,818)	$(263,192)	$(682,381)	$(731,692)

Net loss per common share - basic and diluted	$(0.78)	$(0.90)	$(2.22)	$(2.70)
Weighted average shares used in computing net loss per common share - basic and diluted	307,474,429	293,797,483	306,700,022	270,586,682

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(238,818)	$(256,724)	$(682,381)	$(718,872)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(2,807)	(3,499)	(14,084)	(21,664)
Interest expense	28,816	34,958	116,605	121,304
Provision for (benefit from) deferred income taxes	131	1,237	(939)	(14)
Loss from de-leveraging transactions	728	21,443	3,693	122,189
Loss from impairment of investments	3,360	57,646	39,665	76,572
Equity in net loss of affiliate	3,768	5,286	16,491	23,229
Minority interest	3,267	—	11,532	—
Other (income) expense	(776)	(233)	(2,019)	(5,842)

Operating loss	(202,331)	(139,886)	(511,437)	(403,098)
Depreciation & amortization	47,407	44,043	187,196	168,880
Total share-based payment expense	38,001	26,024	86,199	68,046

Adjusted operating loss (2)	$(116,923)	$(69,819)	$(238,042)	$(166,172)

Footnotes:		Three months ended December 31,		Twelve months ended December 31,
(1)	These captions include non-cash share-based payment expense as follows:	2007	2006	2007	2006
	(in thousands)	(unaudited)	(unaudited)
	Customer care & billing operations	$820	$615	$2,483	$1,338
	Ad sales	514	870	1,910	2,397
	Satellite & terrestrial	689	1,010	2,308	2,649
	Broadcast	729	1,131	2,716	2,880
	Operations	434	853	1,600	2,425
	Programming & content	2,170	4,216	8,855	10,878
	Research & development	2,283	3,257	7,929	8,655
	General & administrative	5,400	10,710	26,689	28,124
	Retention & support	2,962	3,362	9,709	8,700
	Subsidies & distribution	9,167	—	9,167	—
	Advertising & marketing	12,833	—	12,833	—

	Total share-based payment expense	$38,001	$26,024	$86,199	$68,046

(2)	Adjusted operating loss is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income (expense) and share-based payment expense. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining share-based payment expense and the subjective assumptions involved in those determinations, we believe excluding share-based payment expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-US affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income (expense) because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (i) interest income, (ii) interest expense, (iii) income taxes, (iv) depreciation and amortization, (v) loss from de-leveraging transactions, (vi) loss from impairment of investments, (vii) equity in net loss of affiliate, (viii) minority interest, (ix) other income (expense) and (x) share-based payment expense, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(in thousands)	December 31, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
Cash and cash equivalents	$156,686	$218,216
System under construction	151,142	126,049
Property and equipment, net	710,370	849,662
DARS license	141,412	141,387
Investments	36,981	80,591
Total assets	1,609,230	1,840,618
Total subscriber deferred revenue	514,926	427,193
Total deferred income	134,803	140,695
Long-term debt, net of current portion	1,480,639	1,286,179
Total liabilities	2,533,787	2,238,499
Stockholders’ deficit	(984,303)	(397,880)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
SELECTED OPERATING METRICS
Subscriber Data (in thousands, except percentages):
OEM Gross Subscriber Additions (1)	766	524	2,622	2,085
Retail Gross Subscriber Additions (2)	364	540	1,269	1,781

Total Gross Subscriber Additions (3)	1,130	1,065	3,891	3,866

OEM Net Subscriber Additions (1)	361	172	1,213	884
Retail Net Subscriber Additions (2)	99	271	185	812

Total Net Subscriber Additions (4)	460	443	1,398	1,696

Conversion Rate (5)	53.9%	52.4%	52.7%	53.3%
Monthly Churn Rate (6)	1.72%	1.79%	1.75%	1.77%

OEM Subscribers	3,590	2,655	3,590	2,655
Retail Subscribers	4,552	4,380	4,552	4,380
Subscribers in OEM Promotional Periods	777	555	777	555
XM Activated Vehicles with Rental Car Companies	61	5	61	5
Data Services Subscribers	46	33	46	33

Total Ending Subscribers (7)	9,027	7,629	9,027	7,629

Percentage of Ending Subscribers on Annual and Multi-Year Plans	44.8%	44.2%	44.8%	44.2%
Percentage of Ending Subscribers on Family Plans	23.6%	22.5%	23.6%	22.5%

Revenue Data (monthly average):
Subscription Revenue per Retail, OEM & Other Subscriber	$10.42	$10.26	$10.39	$10.37
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.97	$6.35	$6.15	$6.23
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$6.75	$3.10	$7.03	$5.96
Subscription Revenue per Subscriber of Data Services	$35.95	$34.33	$34.77	$31.74

Average Monthly Subscription Revenue per Subscriber (“ARPU”) (8)	$10.14	$10.05	$10.15	$10.09
Net Ad Sales Revenue per Subscriber	$0.41	$0.50	$0.40	$0.43
Activation, Merchandise and Other Revenue per Subscriber	$1.16	$1.16	$0.93	$0.89

Total Revenue per Subscriber	$11.71	$11.72	$11.48	$11.41

Expense Data:
Subscriber Acquisition Costs (“SAC”) (9)	$87	$74	$75	$65
Cost Per Gross Addition (“CPGA”) (10)	$140	$128	$121	$108
	(Certain totals may not add due to the effects of rounding)

Footnotes:

(1)	OEM subscribers include subscribers in OEM promotional periods as well as XM activated vehicles with rental car companies.
(2)	Retail subscribers include data services subscribers.
(3)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period.
(4)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscriber Additions less disconnects).
(5)	We measure the success of these promotional programs included in our OEM promotional subscriber count based on the percentage of new promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.”
(6)	Monthly Churn Rate represents the average percentage of self-paying Retail, OEM & Other Subscribers that discontinued service during the month divided by the monthly weighted average ending subscribers. Monthly Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.
(7)	Subscribers—Subscribers are those who are receiving and have agreed to pay for our service, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. We count radios individually as subscribers. Retail subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. At the time of sale, some vehicle owners receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in its subscriber count. XM’s OEM partners generally indicate the inclusion of three months of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM entered into marketing arrangements which govern the rate which XM receives for providing audio service on certain rental fleet vehicles. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month. XM generally charges a range of $9.99—$11.87 per month for its audio service for annual and multi-year plans and $6.99 per month for a family plan.
(8)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(9)	SAC — Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.” The previously reported amounts under the prior definition for the three and twelve months ended December 31, 2006 were $74 and $64, respectively.
(10)	CPGA — CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability). The previously reported amounts under the prior definition for the three and twelve months ended December 31, 2006 were $128 and $108, respectively.